AMENDMENT
                                     TO THE
                      INDIVIDUAL RETIREMENT ANNUITY (IRA)
                  GROUP ANNUITY CONTRACT [GAXXXXX] (CONTRACT)
                                   ISSUED BY
                  AMERICAN UNITED LIFE INSURANCE COMPANY (AUL)
                        TO [XXX, INC. (CONTRACTHOLDER)]

When used in this Amendment, "we," "us," or "our" refer to AUL and "you" or "your" refer to the Contractholder.

The following provisions are added to the Contract and supersede any contrary provisions of the Contract, and are effective on [the later of January 1, 2002 or the Effective Date of the Contract]:

* "Annuity Commencement Date" is the first day of the month an annuity begins under this contract. However, amounts allocated to a Participant's Account will be distributed or begin to be distributed no later than the applicable date determined below under "Death Benefits" or "Distributions Before Death."

* "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations or rulings thereunder.

     "Contributions" are funds which can be allocated to Participant Accounts according to your instructions and which have been paid to us in cash (pursuant to your plan, if applicable). These include funds which are transferred in cash from a prior AUL group annuity contract or which are transferred in cash from a prior funding medium to this contract [as part of a transfer eligible for rollover treatment under Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16). (For
     taxable years beginning before 2002, references to Code Sections 402(e)(6), 403(b)(10), and 457(e)(16) in the previous sentence shall be deleted. References to such Code Sections for taxable years beginning after 2010 shall also be deleted, unless the Code requires reference to such Code Sections in this contract after 2010.)] Such transferred funds may be listed under categories other than AContributions" on annual and quarterly reporting. The legal title to, and ownership of, such amounts is vested solely in the Participant.

* Exclusive Benefit of Participants: This contract is established for the exclusive benefit of the Participants and their beneficiaries.

*    Amount of Contributions:

     (a)  Contributions may vary in amount and frequency.

     [(b) Except for eligible rollover Contributions under Code Sections 402(c),
          402(e)(6),   403(a)(4),   403(b)(8),   403(b)(10),    408(d)(3),   and
          457(e)(16), Contributions during a Participant's taxable year (which is presumed to be a calendar year) may not exceed the amounts described below, as adjusted or otherwise determined under the Code. (For taxable years beginning before 2002, references to Code Sections 402(e)(6), 403(b)(10), and 457(e)(16) in the preceding sentence shall be deleted. References to such Code Sections for taxable years beginning after 2010 shall also be deleted, unless the Code requires reference to such Code Sections in this contract after 2010.):

          (1) if this is a Code Section 408(b) traditional individual retirement annuity (IRA) (not a SEP or a SIMPLE IRA), the dollar amount in effect for that taxable year under Code Section 219(b)(1)(A), as follows:

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               (A)  (i) $2,000 for any taxable year beginning before 2002, and

                    (ii) $2,000  for  any  taxable  year  beginning  after  2010
                         (unless the Code ceases to apply this $2,000 amount for any taxable year beginning after 2010);

               (B)  $3,000 for any taxable year beginning in 2002 through 2004;

               (C)  $4,000 for any taxable year  beginning in 2005 through 2007;
                    and

               (D) $5,000 for any taxable year beginning in 2008 and years thereafter (unless adjusted for taxable years beginning after 2010 as described in Subsection (b)(1)(A)(ii) above).

               After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500. (This provision ceases to apply to taxable years beginning after 2010 unless the Code requires its application to such post-2010 years.)

               For a Participant age 50 or older, the annual Contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005, and $1,000 for any taxable year beginning in 2006 and years thereafter. (This provision ceases to apply to taxable years beginning after 2010 unless the Code requires its application to such post-2010 years.)

          (2)  if this is a Code  Section  408(k)  Simplified  Employee  Pension
               (SEP), the dollar amount in effect for that taxable year as determined pursuant to Code Section 408(j).

          (3) if this is a Code Section 408(p) SIMPLE IRA (an IRA used in conjunction with a Simple Retirement Account (SIMPLE IRA plan)), this contract will accept only:

               (A) a cash Contribution made by a Participant's employer on behalf of the Participant under the SIMPLE IRA plan that meets the requirements of Code Section 408(p) in an amount not to exceed the dollar amount in effect for that taxable year under Code Section 408(p), and

               (B) a rollover Contribution or a transfer of assets from another SIMPLE IRA for the Participant.

               No other Contributions will be accepted.

     (c) If this contract is not a SIMPLE IRA, then, notwithstanding any other provisions of this contract, no Contribution will be accepted under a Code Section 408(p) SIMPLE IRA plan established by a Participant's employer, with the exception that a transfer or rollover of funds attributable to contributions made by a Participant's employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA after the expiration of the 2-year period beginning on the date the Participant first participated in that employer's SIMPLE IRA plan.]

     (d) Refunds of Contributions (other than excess Contributions) will be applied before the close of the calendar year following the year of such refund toward the payment of future Contributions or the purchase of additional benefits.

* Transfers to or from Other Retirement Programs: If permitted by applicable state and federal law, we may accept, or may initiate the transfer of, amounts transferred from other retirement programs. Such transferred amounts, as

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     identified  to us,  are  credited  as a  rollover  Contribution  under  the appropriate Participant Account and are tracked within this contract as required by applicable state and federal law.

     [If this contract is a SIMPLE IRA, prior to the expiration of the 2-year period beginning on the date the Participant first participated in any SIMPLE IRA plan maintained by the Participant's employer, any rollover or transfer by the Participant of funds from this contract must be made to another SIMPLE IRA of the Participant. Any distribution of funds to the Participant during this 2-year period may be subject to a 25% additional tax if the Participant does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Participant may roll over or transfer funds to any IRA of his that is qualified under Code Section Section 408(a), (b), or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).]

*    Death Benefits:

     [(a) (1) If the Participant dies before his Annuity Commencement Date, his entire interest will be distributed at least as rapidly as follows:

               (A) If the designated beneficiary is not the Participant's surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the Participant died, over the remaining life expectancy of such designated beneficiary. Such life expectancy is determined using the age of the beneficiary as of his birthday in the year following the year of the Participant's death or, if elected, in accordance with Subsection (a)(1)(C) below.

               (B) If the sole designated beneficiary is the Participant's surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the Participant died (or by the end of the calendar year in which the Participant would have attained age 70 1/2, if later), over such spouse's life or, if elected, in accordance with Subsection (a)(1)(C) below. If the surviving spouse dies before required distributions commence to him, the remaining interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the spouse died, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Subsection (a)(1)(C) below. If the surviving spouse dies after required distributions commence to him, any remaining interest will continue to be distributed under the payment option chosen.

               (C) If there is no designated beneficiary, or if applicable by operation of Subsection (a)(1)(A) or (B) above, the entire interest will be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under Subsection (a)(1)(B) above).

               (D) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the

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                    year  specified  in  Subsection  (a)(1)(A)  or (B) above and reduced by 1 for each subsequent year.

          (2) If the Participant dies on or after his Annuity Commencement Date, any interest remaining under the benefit payment option selected will continue to be distributed under that benefit payment option.

          (3) The Participant's "interest" includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the contract, such as guaranteed death benefits.

          (4) For purposes of Subsection (a)(1) and (2) above, required distributions are considered to commence on the Participant's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under Subsection (a)(1)(B) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (b) If the sole designated beneficiary is the Participant's surviving spouse, such spouse may treat the Participant's Account as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a Contribution to this contract, makes a rollover to this contract, or fails to take required distributions as a beneficiary.]

*    [Distributions Before Death:

     (a) Notwithstanding any provision of this contract to the contrary, the distribution of the Participant's interest in the contract will be made in accordance with the requirements of Code Section 408(b)(3) and the regulations issued thereunder. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Participant's interest in the contract (as determined above under Subsection (a)(3) of "Death Benefits") must satisfy the requirements of Code Section 408(a)(6) and the regulations issued thereunder, rather than the requirements of Subsections (b), (c), and (d) below and "Death Benefits" above.

     (b) The Participant's entire interest will begin to be distributed no later than the first day of April following the calendar year in which the Participant attains age 70 1/2 (the "required beginning date") over (1) the life of the Participant or the lives of the Participant and his designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his designated beneficiary. Payments will be made in periodic payments at intervals of no longer than 1 year, and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of
          Section 1.401(a)(9)-6T.

     (c)  The  distribution  periods  described in  Subsection  (b) above cannot
          exceed  the  periods  specified  in  Section   1.401(a)(9)-6T  of  the
          Temporary Income Tax Regulations.

     (d) The first required payment can be made as late as April 1 of the year following the year the Participant attains age 70 1/2, and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.]

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*    Statements and Reports: Reasonably promptly after the end of each [Contract
     Year Quarter], we will prepare a statement of the Account Value for each Participant Account that is maintained under this contract. [We will also furnish any information concerning required minimum distributions that is required by the Internal Revenue Service.]

     [If this contract is a SIMPLE IRA and Contributions made on behalf of a Participant under a SIMPLE IRA plan maintained by the Participant's employer are received directly by us from the employer, we will provide the employer with the summary description required by Code Section 408(1)(2)(B).]

* Nonforfeitability and Nontransferability: [A Participant's entire interest in this contract (minus any applicable charges under this contract) is nonforfeitable and is nontransferable by the Participant. No sum payable under this contract with respect to a Participant may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person or entity other than us. In addition, to the extent permitted by law, no such sum shall in any way be subject to legal process requiring the payment of any claim against the payee.]

* [SIMPLE IRA of Designated Financial Institution: If this contract is a SIMPLE IRA and it is maintained by a designated financial institution within the meaning of Code Section 408(p)(7), under the terms of a SIMPLE IRA plan of the Participant's employer, the Participant must be permitted to transfer his balance without cost or penalty (within the meaning of Code
     Section 408(p)(7) to another IRA of the Participant that is qualified under Code Section 408(a), (b), or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).]

        AMERICAN UNITED LIFE INSURANCE COMPANY(R)
        By: /s/ Jerry D. Semler

        [Chairman of the Board,
        President, & Chief Executive Officer]


        Attest
        By:  /s/ Thomas M. Zurek
        [Secretary]


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